Exhibit 99.1
BIODEL ANNOUNCES PRELIMINARY RESULTS OF PIVOTAL PHASE III CLINICAL TRIALS FOR VIAJECT™
Clinical Trials Meet Primary Endpoint of Non-Inferiority and Demonstrate Statistically Significant Reductions in Hypoglycemic Events and Weight Gain
Results Presented at EASD Conference in Rome
Investor Meeting and Webcast/Conference Call Scheduled for 8:00 am EDT on Tuesday, September 9, 2008
Danbury, CT – September 8, 2008 – At the 44th Annual Meeting of the European Association for the Study of Diabetes (EASD) in Rome, Biodel Inc. (Nasdaq: BIOD) today reported results from its two pivotal Phase III clinical trials designed to compare the efficacy and safety of VIAject™ to Humulin® R, a regular human insulin (RHI), in the treatment of patients with Type 1 and Type 2 diabetes. The primary objective of the trials was to determine if VIAject™ is non- inferior to RHI in the management of blood glucose levels, as measured by the mean change in patients’ glycosylated hemoglobin, or HbA1c, levels from baseline. HbA1c is a measure of average blood glucose level and an indication of how well patients are controlling their blood glucose. Based on the initial analyses, both clinical trials met the primary endpoint of non-inferior mean change in HbA1c over six months of treatment.
VIAject™ is Biodel’s proprietary injectable formulation of recombinant human insulin designed to be absorbed into the blood more rapidly than currently marketed rapid-acting insulin analogs. Two posters summarizing the preliminary Phase III clinical trials results are being presented at the EASD conference and are now available on the Biodel website, www.biodel.com. The first poster is entitled “Insulin VIAject™ and Regular Human Insulin in Patients with Type 2 Diabetes; Efficacy and Safety in an Open Label Multicenter Clinical Trial.” The second poster is entitled “Insulin VIAject™ and Regular Human Insulin in Patients with Type 1 Diabetes; Efficacy and Safety in an Open Label Multicenter Clinical Trial.”
Type 2 Clinical Trial
The Type 2 trial was an open-label, parallel group, randomized study conducted at 47 centers in the United States, Germany, and India. In this trial, 186 patients receiving VIAject™ and 205 patients receiving RHI were evaluable, and HbA1c decreased comparably in the two treatment groups with an adjusted difference between the groups of -0.2%. With a 95% confidence interval of -0.4 to -0.1, non-inferiority between VIAject™ and RHI was established.
Type 2 patients receiving VIAject™ experienced statistically significant (p<0.01) fewer mild and moderate, or non-severe, hypoglycemic events than patients receiving RHI. The percentage of patients experiencing one or more mild and moderate hypoglycemic events was 67.2% for those receiving VIAject™ and 71.7% for those receiving RHI, representing a 6.0% lower rate. The rate of mild and moderate hypoglycemic events per treatment month was 1.5 for patients receiving VIAject™ and 2.3 for patients receiving RHI, a difference of 35% favoring patients who received VIAject™. The total number of mild and moderate events was 1,566 for VIAject™ patients and 2,783 for RHI patients.
Type 2 patients receiving VIAject™ gained an average of 0.3 kg (0.7 lbs) over 26 weeks compared to patients receiving RHI, who gained an average of 1.7 kg (3.7 lbs), for a net adjusted difference of 1.4 kg (3.1 lbs). This difference was statistically significant (p<0.01).
Mean insulin antibody level changes were comparable between treatment groups. The mean change from baseline was 0.2 +/- 3.6 U/ml in the VIAject™ treatment group and 0.3 +/- 1.8 U/ml in the RHI treatment group.
Type 1 Clinical Trial
The Type 1 trial was an open-label, parallel group, randomized study conducted in 60 centers in the United States, Germany, and India. The primary efficacy analyses (HbA1c, hypoglycemia, weight) were based upon 131 patients who received VIAject™ and 140 patients who received RHI in the United States and Germany. In these analyses, HbA1c decreased comparably in the two treatment groups with an adjusted difference between the groups of -0.1%. With a 95% confidence interval of -0.3 to +0.1, non-inferiority between VIAject™ and RHI was established.
A statistically significant (p<0.01) interaction associated with data from India was observed and efficacy results from India are, therefore, not comparable to the results from the United States and Germany. Due to this interaction, the efficacy data from India are not included in the preliminary analyses. These data are not comparable to the rest of the data for several reasons including: (a) markedly increased HbA1c levels both prior to and after study drug initiation, (b) medically improbable doubling of intra-subject variability in HbA1c results both prior to and after study drug initiation and (c) markedly reduced reporting of any hypoglycemic events. These data anomalies were observed in both the VIAject™ and RHI treatment groups and are under investigation. Biodel believes including the data from India is not valid for determining non-inferiority. Nevertheless, because the cause of the data anomalies has yet to be identified, Biodel also analyzed the HbA1c data including India. If HbA1c data from India are included in the analysis, the adjusted treatment group difference increases slightly to -0.3 which is generally considered to be not clinically meaningful. However, the increased variability from this data extends the lower limited of the confidence interval to -0.6 and as a result would not establish non-inferiority.
Type 1 patients receiving VIAject™ experienced statistically significant (p<0.01) fewer severe hypoglycemic events than patients receiving RHI. The percentage of patients experiencing one or more severe hypoglycemic events was 6.1% for those receiving VIAject™ and 14.3% for those receiving RHI, representing a 57% lower rate. The rate of severe hypoglycemic events was 1.7 per 100 treatment months for the VIAject™ group and 3.2 per 100 treatment months for the RHI group, a difference of 47% favoring patients who received VIAject™.

Type 1 patients receiving VIAject™ lost an average of 0.3 kg (0.7 lbs) over 26 weeks compared to patients receiving RHI, who gained an average of 1.7 kg (3.7 lbs), for a net adjusted difference of 2 kg (4.4 lbs). This difference was statistically significant (p<0.01). The difference in weight was progressive, with patients receiving VIAject™ continuing to lose weight and patients receiving RHI continuing to gain weight.
Mean insulin antibody level changes were comparable between treatment groups. The mean change from baseline was 0.5 +/- 3.4 U/ml in the VIAject™ treatment group and 0.8 +/- 8.5 U/ml in the RHI treatment group.
In both clinical trials, swelling, itching and redness were reported in less than 5% of patients receiving VIAject™ or RHI. VIAject™ was associated with injection site pain, the prevalence of which decreased with time. A combined total of 24 VIAject™ patients dropped out of the two clinical trials due to injection site pain. In these trials, the concentration of insulin in VIAject™ was 25 IU/ml while the concentration of insulin in RHI was 100 IU/ml. Injection site pain may be related to the four-times greater volume of VIAject™ used to achieve an equivalent dose of RHI. Biodel has developed a liquid 100 IU/ml formulation of VIAject™ that may reduce the incidence of injection site pain by virtue of lower injection volumes.
Dr. Solomon Steiner, chief executive officer and chairman of Biodel, stated: “We are pleased with the results of these clinical trials. Our findings demonstrate equivalent glycemic control with VIAject™ compared to regular human insulin, consistent with the requirements for a 505(b)(2) regulatory submission. Moreover, we believe VIAject™ has substantially differentiated itself from other insulin products by being the first product to demonstrate in patients with Type 1 diabetes a statistically significant decrease in the incidence of severe hypoglycemic events and in patients with Type 2 diabetes a statistically significant decrease in the incidence of mild and moderate hypoglycemic events. Additionally, patients receiving VIAject™ showed a statistically significant improvement in weight control compared to patients receiving regular human insulin. Based upon these results, we plan to meet with the U.S. Food and Drug Administration as soon as possible to discuss our findings and next steps for submitting a new drug application to market VIAject™.”
Biodel is currently conducting open-label extensions of the two Phase III clinical trials to evaluate the safety of VIAject™ in patients who remained on or were switched to VIAject™ treatment after completing the initial six-month studies.
About Hypoglycemia
Hypoglycemia, or low blood sugar, is common in people with diabetes who take insulin. Type 1 patients suffer an average of two episodes of symptomatic hypoglycemia per week and severe or disabling hypoglycemia approximately once a year. The problem is greatly under reported, with asymptomatic hypoglycemia, where plasma glucose levels are less than 50–60 mg/dl, occurring up to 10% of the time. An estimated 2-4% of deaths of people with Type 1 diabetes have been attributed to hypoglycemia. While less frequent in Type 2 diabetic patients using insulin, the majority of Type 2 patients experience one or more symptomatic hypoglycemic events per month.

Clinical research has shown that glycemic variability and hypoglycemic events are critical contributors to diabetic complications, independent of HbA1C, and that a decrease in glycemic variability and hypoglycemia would benefit millions of patients suffering from diabetes.
Conference Call/Webcast/Investor Meeting Information
Biodel’s senior management will host a conference call and webcast on Tuesday, September 9, 2008 at 8:00 am Eastern Daylight Time/2:00 pm Central European Summer Time during which they will present and discuss the clinical trial results.  Investors, members of the news media and the general public may access the webcast presentation by logging on to the Investor section of Biodel’s website at www.biodel.com.  For those unable to access the webcast, live audio of the conference call will be available by dialing 1-888-438-5493 (United States) or 1-719-325-2137 (international).  An archived version of the webcast will be available on Biodel’s website.
Investors and analysts attending the EASD conference may attend the conference call/webcast in person at the Marriott Rome Park, Rome Italy, Via Colonnello Tommaso Masala, 54 in meeting room Bramante 5. A shuttle bus to the Marriott will be available from the EASD conference center starting at 1:30 pm CEST from parking slot C1.3 (between Halls 2 and 4).
About VIAject™
VIAject™ is an ultra-rapid-acting injectable human insulin intended for meal-time use by patients with Type 1 or Type 2 diabetes. In Phase I and Phase II clinical trials, VIAject™ has been shown to have a more rapid onset of activity than those reported for the existing rapid-acting insulin analogs. VIAject™ has been tested in two pivotal Phase III clinical trials which compared the effects of VIAject™ to Humulin® R, the leading recombinant human insulin.
About Biodel Inc.
Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for endocrine disorders, such as diabetes and osteoporosis. Biodel’s product candidates are developed by using VIAdel™ technology, which reformulates existing FDA-approved peptide drugs. The company’s lead product candidate, VIAject™, is an ultra-rapid-acting injectable meal-time insulin in development for use by patients with Type 1 or Type 2 diabetes. VIAject™ has been tested in two pivotal Phase III clinical trials. Biodel’s pipeline also includes VIAtab™ a sublingual tablet formulation of insulin in the Phase I stage of clinical testing, and two pre-clinical osteoporosis product candidates. For further information regarding Biodel, please visit the company’s website at www.biodel.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel™ technology; the progress or success of our research, development and clinical programs, the initiation and completion of our clinical trials, the timing of the interim analyses and the timing or success of our product candidates, particularly VIAject™ and VIAtab™; our ability to secure additional patents for VIAject™ and our other product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G
Contact:
The Trout Group LLC
Seth Lewis
+1 (617) 583-1308
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